Exhibit 10.1
ADVISORY AGREEMENT
THIS ADVISORY AGREEMENT, dated as of February 14, 2007 (the “Agreement”), is between ORANGE REIT, INC., a corporation organized under the laws of the State of Maryland (the “Company”) and ORANGE ADVISORS, LLC., a limited liability company organized under the laws of the State of New Jersey (the “Advisor”).
WITNESSETH
WHEREAS, the Company filed with the Securities and Exchange Commission a Registration Statement (No. 333-131677) on Form S-11 covering common shares (the “Offering”), par value $0.01, to be offered to the public;
WHEREAS, the Company intends to qualify as a REIT (as defined below) and intends to invest its funds in investments permitted by the terms of the Registration Statement and Sections 856 through 860 of the Code (as defined below);
WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board of Directors of the Company, all as provided herein; and
WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
(1) Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
(2) Duties of the Advisor. The Advisor has responsibility for the day-to-day operations of the Company, including administering the Company’s bookkeeping and accounting functions, serving as the Company’s consultant in connection with policy decisions to be made by the Board of Directors of the Company, managing the Company’s properties and rendering other services as the Board of Directors deems appropriate. The Advisor is subject to the supervision of the Board of Directors and has only such functions as are delegated to it. In performance of its duties, subject to the supervision of the Directors and consistent with the provisions of the Registration Statement, Articles of Incorporation and Bylaws of the Company, the Advisor shall, either directly or by engaging an Affiliate:
(a) provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(b) investigate, select and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;
(c) consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s policies relating to acquisition and disposition of properties and finance, and, as necessary, furnish the Directors with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;
(d) subject to the provisions of Paragraphs 2(f) and 3 hereof, (i) research, analyze and select potential investments in Properties, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Properties will be made by the Company; (iii) make investments in Properties on behalf of the Company in compliance with the investment objectives and policies of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Property; and (v) enter into leases and service contracts for Company Property and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Company Property;
(e) provide the Directors with periodic reports regarding prospective investments in Properties;
(f) obtain the prior approval of the Directors (including a majority of all Independent Directors) for any and all investments in Properties;
(g) negotiate on behalf of the Company with banks or lenders for loans to be made to the Company and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of Shares and Securities or obtain loans for the Company, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;
(h) obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company in Properties;
(i) from time to time, or at any time reasonably requested by the Directors, make reports to the Directors of its performance of services to the Company under this Agreement;
(j) provide the Company with all necessary cash management services;

(k) do all things necessary to assure its ability to render the services described in this Agreement;
(l) deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Properties; and
(m) notify the Board of all proposed material transactions before they are completed.
(3) Authority of Advisor.
(a) Pursuant to the terms of this Agreement (including the restrictions included in this Paragraph 3 and in Paragraph 6, and subject to the continuing and exclusive authority of the Directors over the management of the Company, the Directors hereby delegate to the Advisor the authority to (1) research, analyze and select investment opportunities, (2) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company, (3) acquire Properties in compliance with the investment objectives and policies of the Company, (4) arrange for financing or refinancing Property, (5) enter into leases and service contracts for the Company’s Property, and perform other property management services, (6) oversee non-affiliated property managers and other non-affiliated Persons who perform services for the Company; and (7) undertake accounting and other record-keeping functions at the Property level.
(b) Notwithstanding the foregoing, any investment in Properties; including any acquisition of Property by the Company (as well as any financing acquired by the Company in connection with such acquisition) will require the prior approval of the Directors (including a majority of the Independent Directors).
(c) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed investment in the Property. The prior approval of a majority of the Independent Directors and a majority of the Directors not otherwise interested in the transaction will be required for each transaction with the Advisor or its Affiliates.
(d) The Directors may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Paragraph 3. If and to the extent the Directors so modify or revoke the authority contained herein, the Advisor shall henceforth submit to the Directors for prior approval such proposed transactions involving investments in Property as thereafter require prior approval, provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.
(4) Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Directors may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Directors and to the auditors of the Company.

(5) Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.
(6) Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940 or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Equity Shares or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Directors, in which case the Advisor shall notify promptly the Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Directors. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Directors so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and stockholders, and stockholders, directors and officers of the Advisor’s Affiliates shall not be liable to the Company or to the Directors or Stockholders for any act or omission by the Advisor, its directors, officers or employees, or stockholders, directors or officers of the Advisor’s Affiliates, except as provided in Paragraphs 18 and 19 of this Agreement.
(7) Relationship with Directors. Directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate, or directors, officers or stockholders of any director, officer or corporate parent of an Affiliate may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors.
(8) Fees.
(a) Asset Management Fee. The Company shall pay to the Advisor as compensation for the advisory services rendered to the Company under Paragraph 2 above a monthly asset management fee in an amount equal to 10% of the amount of the Company’s monthly REIT Operating Expenses. The Asset Management Fee may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year will be deferred without interest and may be taken in such other fiscal year, as the Advisor may determine. The payment of the Asset Management Fee is subject to Section 11 of this Agreement.
(b) Deferred, Subordinated Share of Net Sales Proceeds. The Company shall pay the Advisor a deferred, subordinated share from sales of assets of the Company, whether or not in liquidation of the Company, equal to 10% of Net Sales Proceeds, payable after receipt by the Stockholders of Distributions equal to the sum of (i) the Stockholders’ 8% Return and (ii) 100% of Invested Capital. Following Listing, no share of Net Sales Proceeds will be paid to the Advisor.

(c) Subordinated Incentive Fee. At such time, if any, as Listing occurs, the Advisor shall be paid the Subordinated Incentive Fee in an amount equal to 10% of the amount by which (i) the market value of the Company (as defined below) plus the total Distributions made to Stockholders from the Company’s inception until the date of Listing exceeds (ii) the sum of (a) their Invested Capital and (b) the total Distributions required to be made to the Stockholders in order to pay the Stockholders’ 8% Return from inception through the date the market value is determined. For purposes of calculating the Subordinated Incentive Fee, the market value of the Company shall be the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the shares are traded with such period beginning 180 days after Listing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the Advisor of a deferred, subordinated share of net sales proceeds from sales of assets of the Company. In no event shall the Company pay the Advisor both the Subordinated Incentive Fee and the Performance Fee.
(d) Performance Fee. The Company shall pay the Advisor the Performance Fee at the time and in accordance with the terms set forth in Paragraph 17 of this Agreement.
(e) Loans from Affiliates. If any loans are made to the Company by an Affiliate of the Advisor, the maximum amount of interest that may be charged by such Affiliate shall be the lesser of (i) 1% above the prime rate of interest charged from time to time by The Bank of New York and (ii) the rate that would be charged to the Company by unrelated lending institutions on comparable loans for the same purpose. The terms of any such loans shall be no less favorable than the terms available between non-Affiliated Persons for similar commercial loans.
(9) Expenses.
(a) In addition to the compensation paid to the Advisor pursuant to Paragraph 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:
(i)
the Company’s Organizational and Offering Expenses; pursuant to state securities laws, the Organization and Offering Expenses paid by the Company, together with the selling commissions and the marketing allowance incurred by the Company, may not exceed 15% of the proceeds raised in connection with the Offering;

(ii)
Acquisition Expenses incurred in connection with the selection and acquisition of Properties, provided that reimbursement will be limited to the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor, or the lesser of the actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location for goods or services provided by the Advisor or its affiliates; the total of all Acquisition Fees and Acquisition Expenses shall be reasonable and shall not exceed an amount equal to six percent (6%) of the contract price of a property, unless a majority of the board of directors, not otherwise interested in the transaction, approves fees in excess of these limits subject to a determination that the transaction is commercially competitive, fair and reasonable to the Company;

(iii)
the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of securities;

(iv)	interest and other costs for borrowed money, including discounts, points and other similar fees;

(v)	taxes and assessments on income or Property and taxes as an expense of doing business;

(vi)	costs associated with insurance required in connection with the business of the Company or by the Directors;

(vii)	expenses of managing and operating Properties owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(viii)	all expenses in connection with payments to the Directors and meetings of the Directors and Stockholders;

(ix)
expenses associated with Listing or with the issuance and distribution of Shares and Securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, Listing and registration fees, and other Organizational and Offering Expenses;

(x)	expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Directors to the Stockholders;

(xi)	expenses of organizing, revising, amending, converting, modifying or terminating the Company or the Articles of Incorporation;

(xii)
expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii)
administrative service expenses (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives a separate fee at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location); and

(xiv)	audit, accounting and legal fees.
(b) Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Paragraph 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.
(10) Other Services. Should the Directors request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 2, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors of the Company, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.
(11) Reimbursement to the Advisor. The reimbursement of the REIT Operating Expenses is subject to the following: unless a majority of the Independent Directors shall have made a finding that, based upon such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified, the Company shall not reimburse the Advisor at the end of any fiscal quarter for REIT Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Within 60 days after the end of any fiscal quarter of the Company for which total REIT Operating Expenses for the Expense Year exceed the 2%/25% Guidelines and the Independent Directors do not make such a finding, the Advisor shall reimburse the Company the amount by which the total REIT Operating Expenses paid or incurred by the Company exceeded the 2%/25% Guidelines.
(12) Other Activities of the Advisor. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Advisor or its Affiliates shall promptly disclose to the Directors knowledge of such condition or circumstance. If the Sponsor, Advisor, Director or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Directors (including the Independent Directors) to adopt the method set forth in the Registration Statement or another reasonable method by which properties are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company.

The Advisor shall be required to use its best efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character which, if presented to the Company, could be taken by the Company. The Advisor or its Affiliates may make such an investment in a property only after (i) such investment has been offered to the Company and all public partnerships and other investment entities affiliated with the Company with funds available for such investment and (ii) such investment is found to be unsuitable for investment by the Company, such partnerships and investment entities.
In the event that the Advisor or its Affiliates is presented with a potential investment which might be made by the Company and by another investment entity which the Advisor or its Affiliates advises or manages, the Advisor and its Affiliates shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. In the event that an investment opportunity becomes available which is suitable for both the Company and a public or private entity which the Advisor or its Affiliates are Affiliated, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity.
(13) Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
(14) Term; Termination of Agreement. This Agreement shall continue in force until, February 13, 2008, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. It is the duty of the Directors to evaluate the performance of the Advisor annually before renewing the Agreement, and each such agreement shall have a term of no more than one year.
(15) Termination by Either Party. This Agreement may be terminated upon 60 days written notice without Cause or penalty, by either party (by a majority of the Independent Directors of the Company or a majority of the Board of Directors of the Advisor, as the case may be).

(16) Assignment to an Affiliate. This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Directors. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
(17) Payments to and Duties of Advisor Upon Termination. Payments to the Advisor pursuant to this Paragraph 17 shall be subject to the 2%/25% Guidelines to the extent applicable.
(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement.
(b) Upon termination of this Agreement, if Listing has not occurred and the Advisor has met applicable performance standards, the Advisor shall be paid the Performance Fee in the amount equal to 10% of the amount by which (i) the Appraised Value of the Company’s assets on the date of termination of the Agreement, less any indebtedness secured by such assets, plus total Distributions paid to Stockholders from the Company’s inception through the Termination Date, exceeds (ii) the sum of 100% of Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the Termination Date. The Performance Fee, to the extent payable at the time of Listing, will not be payable in the event the Subordinated Incentive Fee is paid.
(c) The Performance Fee shall be paid in 12 equal quarterly installments without interest on the unpaid balance, provided, however, that no payment will be made in any quarter in which such payment would jeopardize the Company’s REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not jeopardize REIT status. Notwithstanding the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the Performance Fee is incurred which relate to the appreciation of the Company’s assets shall be an amount which provides compensation to the Advisor only for that portion of the holding period for the respective assets during which the Advisor provided services to the Company.
(d) If Listing occurs, the Performance Fee, if any, payable thereafter will be as negotiated between the Company and the Advisor. The Advisor will not be entitled to payment of the Performance Fee in the event this Agreement is terminated because of failure of the Company and the Advisor to establish a fee structure appropriate for a perpetual-life entity at such time, if any, as Listing occurs. The Performance Fee, to the extent payable at the time of Listing, will not be paid in the event the Subordinated Incentive Fee is paid.

(e) The Advisor shall promptly upon termination:
(i)
pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)
deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Directors;

(iii)	deliver to the Directors all assets, including Properties, and documents of the Company then in the custody of the Advisor; and

(iv)	cooperate with the Company to provide an orderly management transition.
(18) Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation of the Company. Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Paragraph 18 for any activity for which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Paragraph 19. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.
(19) Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, misconduct, negligence or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation given by the Advisor.
(20) Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
Acquisition Expenses. Any and all expenses incurred by the Company, the Advisor or any Affiliate of either in connection with the selection or acquisition of any Property, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance.

Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any person or entity to any other person or entity (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with the purchase, development or construction of a Property, including, without limitation, real estate commissions, acquisition fees, finder’s fees, selection fees, development fees, construction fees, nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature. Excluded shall be development fees and construction fees paid to any person or entity not affiliated with the Advisor in connection with the actual development and construction of any Property. The total of all Acquisition Fees and Acquisition Expenses shall not exceed an amount equal to six percent (6%) of the Contract Purchase Price of a Property, unless a majority of the Board of Directors, not otherwise interested in the transaction, approves fees in excess of these limits subject to a determination that the transaction is commercially competitive, fair and reasonable to the Company.
Advisor. Orange Advisors, LLC, a New Jersey limited liability company, any successor advisor to the Company, or any person or entity to which Orange Advisors, LLC or any successor advisor subcontracts substantially all of its functions.
Affiliate or Affiliated. As to any individual, corporation, partnership, trust or other association (other than the Excess Shares Trust), (i) any Person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person or entity; (ii) any Person or entity, directly or indirectly owning or controlling ten percent (10%) or more of the outstanding voting securities of another Person or entity; (iii) any officer, director, partner, or trustee of such Person or entity; (iv) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) if such other Person or entity is an officer, director, partner, or trustee of a Person or entity, the Person or entity for which such Person or entity acts in any such capacity.
Appraised Value. Value according to an appraisal made by an Independent Appraiser.
Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
Asset Management Fee. The fee payable to the Advisor for day-to-day professional management services in connection with the Company and its investments in Properties pursuant to this Agreement.
Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests in real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.
Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation, whether they be the Directors named therein or additional or successor Directors.
Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Advisor, breach of this Agreement or the bankruptcy of the Advisor.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. Orange REIT, Inc., a corporation organized under the laws of the State of Maryland.
Company Property. Any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Company (including all rents, income, profits and gains therefrom), and which is owned or held by, or for the account of, the Company.
Director. A member of the Board of Directors of the Company.
Distributions. Any distributions of money or other property by the Company to owners of Equity Shares, including distributions that may constitute a return of capital for federal income tax purposes.
Equity Interest. The stock of or other interests in, or warrants or other rights to purchase the stock of or other interests in, any entity that has borrowed money from the Company or that is a tenant of the Company or that is a parent or controlling Person of any such borrower or tenant.
Equity Shares. Transferable shares of beneficial interest of the Company of any class or series, including common shares or preferred shares.
Independent Appraiser. A qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.
Independent Director. A Director who is not and within the last two years has not been directly or indirectly associated with the Advisor by virtue of (i) ownership of an interest in the Advisor or its Affiliates, (ii) employment by the Advisor or its Affiliates, (iii) service as an officer or director of the Advisor or its Affiliates, (iv) performance of services, other than as a Director, for the Company, (v) service as a director or trustee of more than three real estate investment trusts advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Advisor or any of its Affiliates. A business or professional relationship is considered material if the gross revenue derived by the Director from the Advisor and Affiliates exceeds 5% of either the Director’s annual gross revenue during either of the last two years or the Director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with the Advisor, any of its Affiliates, or the Company.
Invested Capital. The amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for redemption of Shares.

Joint Venture. The joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties.
Listing. The listing of the Shares on a national securities exchange or the Nasdaq stock market. Listing does not include trading through the OTC Bulletin Board.
Net Income. For any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable REIT Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.
Net Sales Proceeds. In the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a Property consisting of a building only, amounts from tenants, borrowers or lessees that the Company determines, in its discretion, to be economically equivalent to proceeds of a Sale. Net Sales Proceeds shall not include, as determined by the Company in its sole discretion, any amounts reinvested in one or more Properties, to repay outstanding indebtedness, or to establish reserves.
Offering. The public offering of Shares.
Organizational and Offering Expenses. Organizational and Offering Expenses are defined as any and all costs and expenses, other than selling commissions and the marketing allowance incurred by the Company, the advisor or any affiliate of either in connection with the formation, qualification and registration of the Company and the marketing and distribution of Shares, including, without limitation, the following: legal, accounting and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker-dealer sales meetings. The Organizational and Offering Expenses paid by the Company in connection with its formation, together with all selling commissions and the marketing allowance, will not exceed fifteen percent of the proceeds raised in connection with the Offering.

Performance Fee. The fee payable to the Advisor upon termination of this Agreement under certain circumstances if certain performance standards have been met and the Subordinated Incentive Fee has not been paid.
Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include (i) an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering, or (ii) Briad Development West, LLC, during the period ending December 31, 2007, provided that the foregoing exclusions shall apply only if the ownership of such Equity Shares by an underwriter or Briad Development West, LLC would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.
Property or Properties. The real properties, including the buildings located thereon, or the real properties only, or the buildings only, which are acquired by the Company, either directly or through joint venture arrangements or other partnerships.
Registration Statement. The Registration Statement (No. 333-131677) on Form S-11 registering the Shares to be sold in the Offering.
REIT. A “real estate investment trust” under Sections 856 through 860 of the Code.
REIT Operating Expenses. All costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company’s business, including (a) advisory fees, (b) the Asset Management Fee, (c) the Performance Fee and (d) the Subordinated Incentive Fee, but excluding (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) the Advisor’s subordinated 10% share of Net Sales Proceeds, (vi) the expenses of the operations of the taxable REIT subsidiary and (vii) Acquisition Fees and Acquisition Expenses, disposition fees, real estate commissions on the sale of property and other expenses connected with the acquisition and ownership of real estate interests or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys, or relinquishes its ownership of any Property, or other asset not included in (i)(B), or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; or (C) any Joint Venture in which the Company as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; but (ii) not including any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within 180 days thereafter.
Securities. Any Equity Shares, Excess Shares, as such term is defined in the Articles of Incorporation, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.
Shares. The common shares of the Company.
Sponsor. Any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person whom will control, manage or participate in the management of the Company, and any Affiliate of such Person. Not included is any Person whose only relationship with the Company is that of an independent property manager of Company assets, and whose only compensation is as such. Sponsor does not include independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of the Company by:
a. taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons;
b. receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;
c. having a substantial number of relationships and contacts with the Company;
d. possessing significant rights to control Company properties;
e. receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry; or
f. providing goods or services to the Company on a basis which was not negotiated at arms length with the Company.
Stockholders. The registered holders of the Equity Shares.

Stockholders’ 8% Return. As of each date, an aggregate amount equal to an 8% cumulative, non-compounded, annual return on Invested Capital.
Subordinated Incentive Fee. The fee payable to the Advisor under certain circumstances if the Shares are Listed.
Termination Date. The date of termination of the Agreement.
2%/25% Guidelines. The requirement pursuant to the guidelines of the North American Securities Administrators Association, Inc. that, in any 12 month period, total REIT Operating Expenses not exceed the greater of 2% of the Company’s Average Invested Assets during such 12 month period or 25% of the Company’s Net Income over the same 12 month period.
(21) Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:
To the Directors and to the Company:
Orange REIT, Inc.
3060 Peachtree Road NE, Suite 235
Atlanta, Georgia 30305
To the Advisor:
Orange Advisors, LLC
78 Okner Parkway
Livingston, NJ 07039
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 21.
(22) Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
(23) Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
(24) Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey.

(25) Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
(26) Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
(27) Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
(28) Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
(29) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
(30) Initial Investment. An Affiliate of the Advisor has contributed to the Company $200,010 in exchange for 13,334 Equity Shares (the “Initial Investment”). The Advisor or its Affiliate may not sell these shares while this Agreement is in effect, although the Advisor or its Affiliate may transfer such shares to the Advisor or another Affiliate. The restrictions included above shall not apply to any Equity Shares, other than the Equity Shares acquired through the Initial Investment, acquired by the Advisor or its Affiliates. The Advisor or its Affiliate shall not vote any Equity Shares it now owns, or hereafter acquires, in any vote for the removal of Directors or any vote regarding the approval or termination of any contract with the Advisor or any of its Affiliates.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ORANGE REIT, INC.
By:	/s/ Robbin E. Cooper
Robbin E. Cooper, President

ORANGE ADVISORS, LLC
By:	/s/ Brad Honigfeld
Brad Honigfeld, Manager